Exhibit 99.1
THOMAS J. DE PETRA NAMED INTERIM CEO AND PRESIDENT OF WINLAND
ELECTRONICS, INC.
Board Continues to Search for Permanent CEO

CONTACT: Tom de Petra	Brett Maas or Cameron Donahue
Chairman of the Board	Hayden Communications
(507) 625-7231	(651) 653-1854
http://www.winland.com
MANKATO, Minn./December 21, 2007/PR Newswire/ Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that Thomas J. de Petra, Chairman of the Board of Winland, has been named interim CEO and President, effective January 2, 2008. Mr. de Petra will succeed Lorin Krueger, who announced his planned resignation in October. The Board of Directors continues to search for a permanent CEO and Mr. de Petra and Mr. Krueger will work with the board to assist in identifying the permanent chief executive.
“We have made progress in the search to recruit a permanent replacement, but as we grow closer to January 2, 2008, we wanted to put a transition process in place,” Mr. de Petra commented. “Our objective is to complete the selection process for the permanent CEO by the end of the first quarter of 2008.”
Mr. de Petra has been Chairman of Winland’s Board of Directors since October 2006 and a Director of the company since 1994. He is the founder and president of Vantage Advisory Services LLC, providing management consulting and business advisory services. While serving as a self-employed management consultant during the past 12 years, Mr. de Petra has served in various interim executive officer roles. He also served as Chief Executive Officer of Nortech Forest Technologies, Inc., a publicly traded company, from February 1996 to June 1997.
About Winland Electronics
Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland’s product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland’s core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.